UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 17, 2017

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Executive Officer

On January 17, 2017, Repro Med Systems, Inc. dba RMS Medical Products (“RMS”) hired Mr. Eric Bauer as its Chief Operating Officer, effective immediately.

Mr. Bauer, age 60, has more than 25 years of executive management experience in a variety of manufacturing and FDA regulated industries.  Prior to joining RMS Medical Products, Mr. Bauer was Chief Executive Officer of 2020Value, LLC, a consulting and coaching business, from 2015 to 2017.  He assisted clients with maximizing long-term sustainable value by focusing on people, processes and products.  He established operational excellence supported through strategic initiatives to bring significant EBITDA growth with highly efficient teams for client organizations.  From 2011 to 2015, Mr. Bauer served in the role of Chief Executive Officer for KAKO Beauty Products, consisting of the development of prestige skin care goods together with designing, packaging, marketing and implementation of a channel distribution strategy.  From 2008 to 2011, Mr. Bauer was Chief Executive Officer of Chemaid Laboratories, a Private Equity-owned contract manufacturing company providing high quality skin care, haircare, fragrance and bath products to the prestige cosmetics industry.  At Chemaid, Mr. Bauer implemented innovations with the highest quality approach.  With P&L responsibility, he presided over the Company instilling his strategic vision, maximizing long-term shareholder value, which doubled revenue growth with a significant increase in EBITDA and pioneered cultural change in the Company.

Compensatory Arrangements

On January 17, 2017 (the “Effective Date”), RMS and Mr. Bauer entered into an employment agreement.  The following summary of the employment agreement does not purport to be complete and is subject to and qualified in its entirety by the terms of the employment agreement.

The material terms of the agreement are as follows:

•	Mr. Bauer’s annual base compensation will be $275,000.

•	Mr. Bauer will receive a one-time sign on bonus of $25,000 payable upon hire.

•

Mr. Bauer shall be eligible to earn an annual bonus in accordance with the Company policy and procedure for granting of a specified executive bonus which is equivalent to 50% of base compensation based on achievement of goals, payable 50% in cash and 50% in stock of the Company.

•

Mr. Bauer will receive a sign-on stock option grant of 500,000 incentive stock options that vest quarterly over a four year term and in accordance with the Company’s current stock option plan.  Vesting is automatically accelerated if Mr. Bauer’s employment is terminated by the Company without Cause (as defined in the employment agreement) after two years of employment.

•

Mr. Bauer will receive up to $35,000 in expense reimbursement to cover costs attributable to relocation to the Chester, NY area.  Mr. Bauer will also receive $2,000 per month to cover the cost of temporary housing for up to twelve (12) months from Effective Date or until Executive relocates.

•	The term of the employment is one year from the Effective Date, subject to automatic renewals unless 60 day’s notice of non-renewal is provided by the Company or Mr. Bauer.

•	The Company or Mr. Bauer may terminate Mr. Bauer’s employment at any time upon 60 days’ notice to the other, and the Company may terminate his employment agreement immediately for Cause.

•

Upon termination of Mr. Bauer’s employment by the Company without Cause, subject to his execution of a customary general release of claims in favor of the Company and its affiliates, Mr. Bauer is be entitled to receive an amount equal to (i) if the termination date is less than twelve (12) months after the Effective Date, six months of the cash portion (but not the stock portion) of his salary; or (ii) if the termination date is at least twelve (12) months after the Effective Date, twelve (12) months of the cash portion (but not the stock portion) of his salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: January 20, 2017	By:	/s/ Andrew I. Sealfon
Andrew I. Sealfon President and Chief Executive Officer